Exhibit 5.1

K&L GATES LLP 10100 SANTA MONICA BOULEVARD SEVENTH FLOOR LOS ANGELES, CA 90067 T 310.552.5000 F 310.552.5001 klgates.com

May 1, 2013

Spark Networks, Inc.

8383 Wilshire Boulevard, Suite 800

Beverly Hills, CA 90211

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Spark Networks, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the prospectus supplement dated May 1, 2013 to the prospectus dated April 23, 2013 (together, the “Prospectus”) filed as part of the Registration Statement on Form S-3 (Registration No. 333- 187141) (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Prospectus relates to the offer and sale (i) by the Company of 2,140,000 shares (the “Company Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”) and (ii) by the selling stockholder identified in the Registration Statement of 3,570,000 shares of Common Stock (the “Resale Shares” and together with the Company Shares, the “Shares”). This opinion letter also relates to the preferred stock purchase rights associated with the Common Stock (the “Rights”), with respect to the Company Shares, to be issued, or, with respect to the Resale Shares, heretofore issued, pursuant to the Rights Agreement (as defined below). This opinion letter is being delivered at your request in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein with respect to the offer and sale of the Shares.

The Shares are to be sold pursuant to an underwriting agreement dated May 1, 2013 (the “Underwriting Agreement”) among the Company, the selling stockholders and the representatives of the underwriters named therein.

You have requested our opinions as to the matters set forth below in connection with the Registration Statement. For purposes of rendering those opinions, we have examined (i) the Registration Statement, (ii) the Prospectus (iii) the Company’s Certificate of Incorporation, as amended or supplemented (iv) the Company’s Bylaws, as amended or supplemented, (v) the corporate actions of the Company that provided for the issuance of the Shares, and (vi) the Rights Agreement (the “Rights Agreement”) dated July 9, 2007 between the Company and The Bank of New York (now known as Computershare Trust Company N.A.) and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not independently verified any of those assumptions.

For purposes of the opinions contained in this opinion letter, we have assumed the accuracy and completeness of each document submitted to us, the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies thereof, and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof. We have further assumed the legal capacity of natural persons, that persons identified to us as officers of the Company are actually serving in such capacity, that the representations of officers and employees of the Company are correct as to questions of fact and that each party to the documents we have examined or relied on (other than the Company) has the power, corporate or other, to enter into and perform all obligations thereunder and also have assumed the due authorization by all requisite action, corporate or other, the execution and delivery by such parties of such documents, and the validity and binding effect thereof on such parties. We have not independently verified any of these assumptions.

Our opinions expressed in this opinion letter are limited to the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws. We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of (a) any other laws, (b) the laws of any other jurisdiction, or (c) the laws of any county, municipality or other political subdivision or local governmental agency or authority. The opinions set forth below are rendered as of the date of this opinion letter. We assume no obligation to update or supplement such opinions to reflect any changes of law or fact that may occur.

Based upon and subject to the foregoing, it is our opinion that (i) the Company Shares have been duly authorized and reserved for issuance, and, when issued and paid for in accordance with the provisions of the Underwriting Agreement as described in the Prospectus, will be validly issued, fully paid and nonassessable, and the Rights associated with the Company Shares are validly issued, and (ii) the Resale Shares have been duly authorized for issuance by the Company and are validly issued, fully paid and nonassessable, and the Rights associated with the Resale Shares have been validly issued.

We hereby consent to the filing of this opinion letter as an exhibit to that certain Form 8-K, dated May 1, 2013 and to its incorporation by reference into the Registration Statement. We also consent to the use of our name under the caption “Legal Matters” in the Prospectus. In giving our consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement or Prospectus within the meaning of the term “expert” as used in Section 11 of the Act or the rules and regulations promulgated under the Act by the Commission nor do we admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated under the Act by the Commission.

Yours truly,

/s/ K&L Gates LLP

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